Exhibit 3.1
Certificate of Designation of Series A Noncumulative
Redeemable Convertible Perpetual Preferred Stock
of
Midwest Banc Holdings, Inc.
     Midwest Banc Holdings, Inc., a Delaware corporation (the “Corporation”), does, by its President, pursuant to Section 151 of the General Corporation Law of the State of Delaware, Hereby Certify: that pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, the said Board of Directors has adopted the following resolution creating a new series of Preferred Stock.
     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the Amended and Restated Certificate of Incorporation, there is hereby created and the Corporation be, and it hereby is, authorized to issue a new series of Preferred Stock and hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions thereof as follows:
     1. DESIGNATION AND AMOUNT. There shall be created from the 1,000,000 shares of preferred stock of the Corporation authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation (the “Certificate”), a series of preferred stock, designated as the “Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”), and the number of shares of such series shall be 40,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series A Preferred Stock to a number less than the number of shares of the Series A Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series A Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series A Preferred Stock.
     2. DEFINITIONS. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:
          (a) “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
          (b) “Business Combination” shall have the meaning ascribed to such term in Section 10(i) hereof.
          (c) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of Chicago are authorized or required by law or executive order to close.
          (d) “Certificate” shall have the meaning ascribed to such term in Section 1 hereof.

          (e) “Closing Sales Price” with respect to a particular day the closing sale price per share of the Common Stock on the Nasdaq Global Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.
          (f) “Common Stock” shall mean the common stock, $0.01 par value, of the Corporation, or any other class of stock resulting from (i) successive exchanges or reclassifications of such common stock consisting solely of changes in par value, or from no par value to par value, or (ii) a subdivision, combination, Business Combination or similar transaction in which the Corporation is a constituent corporation.
          (g) “Conversion Notice” shall have the meaning ascribed to such term in Section 7(b) hereof.
          (h) “Conversion Price” shall mean, initially, $15.00 per share of Common Stock, subject to adjustment from time to time as set forth in Section 10 hereof.
          (i) “Conversion Ratio” shall mean the number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted at any time pursuant to and in accordance with Sections 7 or 8, and shall equal the Liquidation Preference divided by the Conversion Price applicable upon such conversion.
          (j) “Conversion Right” shall have the meaning ascribed to such term in Section 7(a) hereof.
          (k) “Conversion Shares” shall have the meaning ascribed to such term in Section 10(d) hereof.
          (l) “Corporate Conversion Option” shall have the meaning ascribed to such term in Section 8(a) hereof.
          (m) “Corporation” shall have the meaning ascribed to such term in the introduction hereto.
          (n) “Corporation Conversion Option Date” shall have the meaning ascribed to such term in Section 8(b) hereof.
          (o) “Distribution Date” shall have the meaning ascribed to such term in Section 10(d) hereof.
          (p) “Dividend Payment Date” shall mean the last day of March, June, September and December of each year, commencing December 31, 2007, or, if any such day is not a Business Day, the next succeeding Business Day.
          (q) “Dividend Period” shall have the meaning ascribed to such term in Section 6(b) hereof.

          (r) “Event” shall have the meaning ascribed to such term in Section 5(b) hereof.
          (s) “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.
          (t) “Holder” shall mean a holder of record of an outstanding share or shares of the Series A Preferred Stock.
          (u) “Issue Date” shall mean the original date of issuance of shares of the Series A Preferred Stock.
          (v) “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established by the Board of Directors after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          (w) “Liquidation Parity Stock” shall mean Parity Stock the terms of which expressly provide that it will rank on parity with the Series A Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Corporation.
          (x) “Liquidation Preference” shall mean, with respect to each share of the Series A Preferred Stock, $2,500, subject to equitable adjustment from time to time pursuant to Section 13(c), plus an amount per share equal to any dividends declared and unpaid for any prior or then-current Dividend Period, provided that the inclusion of dividends declared but unpaid for any prior Dividend Periods in the Liquidation Preference has been approved by the Federal Reserve.
          (y) “Market Value” shall mean the average Closing Sale Price of a share of the Common Stock for a thirty (30) consecutive Trading Day period prior to the date of measurement.
          (z) “Notice” shall have the meaning ascribed to such term in Section 8(b) hereof.
          (aa) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.
          (bb) “Officers’ Certificate” shall mean a certificate signed by two duly authorized Officers.
          (cc) “Opinion of Counsel” shall mean a written opinion from legal counsel acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Corporation or the Transfer Agent.
          (dd) “Parity Preferred Stock” shall have the meaning ascribed to such term in Section 5(c)(i) hereof.

          (ee) “Parity Securities” shall have the meaning ascribed to such term in Section 5(c)(ii) hereof.
          (ff) “Parity Stock” shall mean any class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation, which Parity Stock will only have dividend periods which end on the same date as the Dividend Periods.
          (gg) “Partial Dividend” shall have the meaning ascribed to such term in Section 6(c) hereof.
          (hh) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.
          (ii) “Preferred Dividend Default” shall have the meaning ascribed to such term in Section 5(c)(i) hereof.
          (jj) “Preferred Stock Directors” shall have the meaning ascribed to such term in Section 5(c)(i) hereof.
          (kk) “Record Date” shall mean, with respect to a Dividend Payment Date, the 15th calendar day prior thereto, or such other date designated by the Board of Directors with respect to a Dividend Period.
          (ll) “Redemption Date” shall have the meaning ascribed to such term in Section 11(a) hereof.
          (mm) “Redemption Notice” shall have the meaning ascribed to such term in Section 11(b) hereof.
          (nn) “Redemption Price” shall have the meaning ascribed to such term in Section 11(a) hereof.
          (oo) “Senior Stock” shall mean each class of capital stock or series of preferred stock established by the Board of Directors after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          (pp) “Series A Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereof.
          (qq) “Trading Day” shall mean any day on which the Nasdaq Global Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

          (rr) “Transfer Agent” shall mean the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and transfer agent and registrar for any Common Stock issued upon conversion of the Series A Preferred Stock, or any successor duly appointed by the Corporation.
     3. RANKING. The Series A Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.
     4. LIQUIDATION PREFERENCE.
          (a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders the Liquidation Preference for each outstanding share of the Series A Preferred Stock held by such Holder, without interest to the date fixed for such liquidation, dissolution or winding up, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of the Series A Preferred Stock, the Holders shall not be entitled to convert any share of the Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the shares of the Series A Preferred Stock.
          (b) Neither (i) the sale, conveyance, exchange or transfer for cash, shares of stock, other securities or other consideration of all or substantially all the assets or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation) nor (ii) the merger, consolidation or share exchange of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 4.
          (c) In the event the assets of the Corporation legally available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of Liquidation Parity Stock upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid with equal priority on account of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Liquidation Parity Stock are entitled upon such liquidation, winding-up or dissolution.
          (d) All distributions made with respect to the Series A Preferred Stock in connection with any liquidation, winding-up or dissolution shall be made pro rata to the Holders.
          (e) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within twenty (20) days after the date the Board of Directors approves such action, or at least thirty (30) days prior to any stockholders’

meeting called to approve such action, if applicable, or within thirty (30) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action.
     5. VOTING.
          (a) The shares of the Series A Preferred Stock shall have no voting rights except as set forth in this Section 5 and as otherwise required by Delaware law from time to time. Except as otherwise provided in Section 5(c), in exercising any such voting rights, each Holder shall be entitled to one vote for each share of the Series A Preferred Stock held by such Holder.
          (b) So long as any shares of the Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Corporation shall not, without the affirmative vote or written consent of the Holders (voting or consenting separately as one class) of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock: (i) amend, alter or repeal or otherwise change any provision of the Certificate or this Certificate of Designation, whether by a Business Combination or otherwise (an “Event”), if the amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock; or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Stock or Parity Stock or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares. With respect to the occurrence of any of the Events set forth in clause (i) above, so long as shares of Series A Preferred Stock (or shares issued by a surviving entity in substitution for the Series A Preferred Stock) remain outstanding with the terms thereof materially unchanged as provided in Section 12 hereof, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred Stock. Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue shares of Parity Stock (provided that dividend rights are non-cumulative) and Junior Stock or (y) increase the amount of authorized shares of Series A Preferred Stock or issue any additional shares of Series A Preferred Stock; provided, however, that with respect to clause (x) such Parity Stock or Junior Stock, as the case may be, does not rank senior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation. In addition, the Corporation may, without the consent of any Holder enter into a Business Combination provided the Corporation complies with Section 12.
          (c) (i) If and whenever dividends on any shares of Series A Preferred Stock have not been paid in full for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be automatically increased by two members (if not already increased by two members by reason of the election of directors by the holders of any other class or series of

Parity Stock upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the Holders (voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) will be entitled to vote for the election of two additional directors of the Corporation (the “Preferred Stock Directors”), who will be elected by a plurality of the votes cast in such election for a one-year term and until their successors are duly elected and shall qualify (or until such director’s right to hold such office terminates as provided herein, whichever occurs earlier, subject to such director’s earlier death, disqualification, resignation or removal), at a special meeting called by or at the request of the Holders of at least 20% of the outstanding shares of Series A Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock with respect to which dividends are so unpaid (unless such request is received less than 120 days before the date fixed for the next annual or special meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than 120 days before the date fixed for the next annual or special meeting of stockholders, at the next annual or special meeting of stockholders, and at each subsequent annual meeting until the Corporation has paid, or declared and set aside a sum sufficient for payment, of full dividends on the Series A Preferred Stock for four consecutive quarterly Dividend Periods. In order to be so elected, a director shall be “independent” under the Nasdaq corporate governance rules as determined by the Board of Directors.
               (ii) At any time when the voting rights described in Section 5(c)(i) above shall have vested, and in the event that a request for a special meeting shall have first been made in a manner contemplated by Section 5(c)(i) above, a proper officer of the Corporation shall thereupon and with reasonable promptness, call or cause to be called, a special meeting of the Holders and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Securities”) by mailing or causing to be mailed to such holders a notice of such special meeting to be held not more than 90 days after delivery of such request. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series, will be entitled to elect two directors with each holder of Parity Securities having number of votes equal to the product of (i) the number of Parity Securities owned by such holder times (ii) the quotient achieved when the total stated value of such holder’s series of Parity Securities is divided by the liquidation preference to which such series of Parity Securities is entitled by its terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which Holders shall be entitled to vote will be given to such Holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default shall terminate in accordance with Section 5(d) below after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to Holders that would have been entitled to vote at such special meeting. Any such special meeting shall be combined and held contemporaneously with the next special or annual meeting of the stockholders of the Corporation in accordance with the conditions set forth in Section 5(c)(i) above.

          (d) When the Corporation has paid full dividends on the Series A Preferred Stock for four consecutive quarterly Dividend Periods, the Holders shall be divested of the voting rights set forth in Section 5(c) (subject to revesting in the event of another Preferred Dividend Default) and the term of office of each Preferred Stock Director so elected shall forthwith terminate and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director elected by the Holders and any other such Parity Preferred Stock may be removed at any time without cause by the vote of, and shall not be removed without cause otherwise than by the vote of, the Holders of a majority of the outstanding Series A Preferred Stock when only they have the voting rights set forth, or like those set forth, in Section 5(c) and by the majority vote of the outstanding Series A Preferred Stock and all other classes or series of Parity Preferred Stock (voting as a single class) when the Series A Preferred Stock and such Parity Preferred Stock is entitled to vote thereon. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director so elected may be filled by written consent of the Preferred Stock Director so elected remaining in office, or if none remains in office, by a vote of the Holders of a majority of the outstanding Series A Preferred Stock when only they have the voting rights set forth, or like those set forth, in Section 5(c) and by the majority vote of the outstanding Series A Preferred Stock and other classes or series of Parity Preferred Stock (voting as a single class) when the Series A Preferred Stock and such Parity Preferred Stock is entitled to vote thereon.
          (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been (i) redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust for the sole benefit of the Holders to effect such redemption or (ii) converted as of the close of business on the Conversion Option Date.
     6. DIVIDENDS.
          (a) Subject to the rights of any holders of Senior Stock, each Holder will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Corporation legally available therefor, noncumulative dividends on each share of the Series A Preferred Stock at a rate per annum equal to 7.75% of the Liquidation Preference, or initially $193.75 per share annually (or initially $48.4375 per share in a full quarterly Dividend Period).
          (b) Dividends on the outstanding shares of the Series A Preferred Stock will be payable from the most recent Dividend Payment Date or, in the case of the dividend payable on December 31, 2007, from the Issue Date (each such period, a “Dividend Period”) to Holders of record as of the Dividend Record Date. Dividends payable on the Series A Preferred Stock with respect to any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day.
          (c) In the event that the Board of Directors declares a dividend on the Series A Preferred Stock with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 6(a) and 6(b) (such lesser amount, a “Partial Dividend”), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding shares of the Series A Preferred Stock.

          (d) The Corporation will not declare, pay or set aside any sum for the payment of any dividend or other distribution in respect of any Parity Stock or Junior Stock, unless the Board of Directors has declared, and the Corporation has not failed to pay, a dividend in the full amount payable to the Holders pursuant to Sections 6(a) and 6(b) with respect to the Dividend Period in which such payment of a dividend or other distribution in respect of any Parity Stock or Junior Stock would occur. When dividends have been declared but are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other Parity Stock, dividends upon shares of Series A Preferred Stock and dividends on such other Parity Stock payable during such calendar quarter, if declared, shall be declared and set apart pro rata so that the amount of such dividends so payable per share on the Series A Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends for the then-current calendar quarter on the shares of Series A Preferred Stock (which shall include any accumulation in respect of declared but unpaid dividends for prior Dividend Periods) and full dividends, including required accumulations in respect of declared but unpaid dividends for prior Dividend Periods, if any, on shares of such other Parity Stock, bear to each other.
          (e) If a full dividend on the Series A Preferred Stock is declared but not paid (or a sum sufficient for such full payment is not so set apart) for any Dividend Period, until (y) the remainder of any unpaid dividends on the Series A Preferred Stock have been paid or set apart for payment for such Dividend Periods and (z) a dividend has been declared and paid or set aside for payment for the Dividend Payment Date falling in the then-current Dividend Period, the following restrictions shall be applicable:
          (i) no dividend or distribution may be declared, set aside or paid on any Junior Stock (other than in shares of Junior Stock or options or warrants to acquire such Junior Stock);
          (ii) the Corporation may not repurchase, redeem or otherwise acquire (including by payment to or made available for a sinking fund for the redemption of) any shares of its Junior Stock (except by conversion into or exchange for Junior Stock or except for purposes of any employee benefit plan then in effect); and
          (iii) except by conversion into or exchange for Junior Stock, the Corporation may not, directly or indirectly, repurchase redeem or otherwise acquire and no monies may be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock or Parity Stock otherwise than, with respect to the Parity Stock, pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Series A Preferred Stock and such other Parity Stock.
The restriction imposed by clause (y) above shall be applicable and the Corporation shall be permitted to pay such declared and unpaid dividends only if such payment has been approved by the Federal Reserve.
          (f) No dividend on the Series A Preferred Stock shall be authorized or declared by the Board of Directors or be paid or set aside for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration or payment shall be restricted or prohibited by law.
     7. CONVERSION RIGHTS.
          (a) Each Holder shall have the right (the “Conversion Right”), at its option, exercisable at any time and from time to time from the Issue Date, to convert, subject to the terms and provisions of this Section 7 and Section 11, any or all of such Holder’s shares of the Series A Preferred Stock (including any fraction thereof) into such whole number of shares of Common Stock per share of the Series A Preferred Stock as is equal to the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional share of Common Stock as provided in Section 9.
          (b) The Conversion Right of a Holder shall be exercised by the Holder by the delivery to the Corporation at any time during usual business hours at the Corporation’s principal place of business or the offices of the Transfer Agent of a written notice to the Corporation in the form of Exhibit A attached hereto that the Holder elects to convert the number of its shares of the Series A Preferred Stock (including any fraction thereof) specified in such notice (the “Conversion Notice”). If the shares of the Series A Preferred Stock that the Holder wishes to convert are represented by one or more physical certificates, the Holder shall be required to surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require). The shares of Common Stock and cash in lieu of any fractional share due to such Holder surrendering physical certificates shall be delivered to the Holder and each surrendered physical certificate shall be canceled and retired. Immediately prior to the close of business on the date of receipt by the Corporation or its duly appointed Transfer Agent of a Conversion Notice, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of the Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that, if applicable, physical certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights of any Holder with respect to the shares of the Series A Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to (i) receive physical certificates (if applicable) for the number of shares of fully paid and non-assessable full shares of Common Stock into which such shares of the Series A Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 9, and (ii) exercise the rights to which he, she or it is entitled as a holder of Common Stock into which such shares of the Series A Preferred Stock have been converted.
          (c) If the Corporation receives a Conversion Notice before the close of business on a Record Date, the Holder shall not be entitled to receive any portion of the dividend declared on such converted Series A Preferred Stock and paid or payable on the corresponding Dividend Payment Date.
          (d) If the Corporation receives a Conversion Notice after a Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Record Date shall receive on that Dividend Payment Date dividends declared and paid on those Series A Preferred Stock, notwithstanding the conversion of those shares of Series A Preferred Stock prior to that Dividend Payment Date, because that Holder shall have been the Holder of record on the corresponding Record Date. However, at the time that such holder surrenders the Series A Preferred Stock for conversion, the holder shall pay to the Corporation an amount equal to the dividend that has been paid on the related Dividend Payment Date.
          (e) A Holder of shares of Series A Preferred Stock on a Record Date who exercises its Conversion Right and converts such shares of Series A Preferred Stock into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend declared on such shares of Series A Preferred Stock and paid or payable on such Dividend Payment Date, and the converting Holder need not include payment of the amount of such dividend upon surrender for conversion of those shares of Series A Preferred Stock.
          (f) The Corporation shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of such Common Stock to provide for the conversion of shares of Series A Preferred Stock from time to time as such shares of Series A Preferred Stock are presented for conversion. The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series A Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.
          (g) In case any shares of Series A Preferred Stock are to be redeemed by the Corporation pursuant to Section 11 or to be converted by the Corporation pursuant to this Section 8, such Holder’s right to voluntarily convert its Series A Preferred Stock as provided in Section 7 shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the date fixed for redemption or the Corporation Conversion Option Date, as the case may be and dividends on the Series A Preferred Stock will thereafter cease to be payable and all other rights of the Holders will terminate, except for the right to receive the Redemption Price or Common Stock and cash in lieu of fractional shares, as the case may be.
     8. CORPORATION CONVERSION OPTION.
          (a) At any time on or after the fifth anniversary of the Issue Date, the Corporation shall have the option to require the Holders to convert all of the outstanding shares of Series A Preferred Stock into that number of shares of Common Stock that are issuable at the Conversion Ratio then in effect (the “Corporation Conversion Option”). The Corporation may exercise the Corporation Conversion Option only if: (i) the Closing Sale Price equals or exceeds 130% of the Conversion Price then in effect for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the fifth Trading Day immediately prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option on the Series A Preferred Stock in accordance with Section 8(b); and (ii) the Corporation has declared and paid full dividends for four consecutive quarters prior to the issuance of such press release.
          (b) To exercise the Corporation Conversion Option right set forth in this Section 8, the Corporation will issue a press release for publication on a newswire service in accordance with the federal securities laws or the rules of any stock exchange on which the

Series A Preferred Stock or the Common Stock is then listed or traded, and in any case by first class mail to each Holder, providing the relevant information to the public prior to the opening of business on the fifth Trading Day following any date on which the conditions set forth in Section 8(a) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than ten Trading Days after the date of the press release) of the exercise of the Corporation Conversion Option announcing the Corporation’s intention to convert the Series A Preferred Stock (“Notice”). The conversion date (the “Corporation Conversion Option Date”) shall be on the date that the Corporation issues such press release and the date of the issuance of the press release shall be the record date for such conversion. In addition to any information required by applicable law or regulation, the press release and Notice of a Corporation Conversion Option shall state, as appropriate:
          (i) the Corporation Conversion Option Date;
          (ii) the number of shares of Common Stock to be issued upon conversion of each Series A Preferred Stock; and
          (iii) that dividends on the Series A Preferred Stock to be converted shall cease to accrue for that Dividend Period on the Corporation Conversion Option Date.
          (c) Upon exercise of the Corporation Conversion Option and the surrender of shares of the Series A Preferred Stock by a Holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other person on such Holder’s written order (i) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a Holder of shares of Series A Preferred Stock being converted, or a Holder’s transferee, shall be entitled and (ii) cash in lieu of any fractional share of Common Stock as provided in Section 9.
          (d) Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the Holder shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Ratio (subject to adjustment in accordance with the provisions of Section 10), and cash in lieu of fractional shares as provided in Section 9 and the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.
          (e) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is prior to the close of business on any Record Date, the Holder shall not be entitled to receive any portion of the dividend payable for such Dividend Period on such converted shares on the corresponding Dividend Payment Date.
          (f) If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is on, or after the close of business on, any Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends for that Dividend Period with respect to the Series A Preferred Stock called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

     9. NO FRACTIONAL SHARES UPON CONVERSION. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon any conversion of any shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of all of such shares of the Series A Preferred Stock as of the conversion date. If the conversion of any share or shares of the Series A Preferred Stock results in a fraction of a share of Common Stock, an amount equal to such fraction multiplied by the Market Value, shall be paid to such Holder in cash by the Corporation.
     10. ADJUSTMENTS TO CONVERSION PRICE. Any adjustment to the Conversion Price shall result in a change in the Conversion Ratio. The Conversion Price shall be subject to adjustment as follows:
          (a) In case the Corporation shall at any time or from time to time after the Issue Date:
          (i) pay a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock (which, for purposes of this Section 10 shall include, without limitation, any dividends or distributions in the form of options, warrants or other rights to acquire capital stock) of the Corporation (other than the issuance of shares of Common Stock in connection with the conversion of the Series A Preferred Stock or as dividends in respect of the Series A Preferred Stock and other than pursuant to any current or future dividend reinvestment plan or employee or director incentive or benefit plan or arrangement of the Corporation, including any employment, severance or consulting agreement);
          (ii) subdivide the outstanding shares of Common Stock into a larger number of shares;
          (iii) combine the outstanding shares of Common Stock into a smaller number of shares; or
          (iv) issue any shares of its capital stock in a reclassification of the Common Stock;
then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the Holder of shares of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of the Series A Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 10(a) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective; provided, however, if such dividend or distribution described in Section 10(a)(i) is declared but not paid or made, the Conversion Price shall be readjusted as if such dividend or distribution had not occurred.
          (b) In case the Corporation shall at any time or from time to time after the Issue Date issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Conversion Price as of the close of business on the day preceding the day on which the announcement by public notice of such issuance was made, other than (i) issuances of such rights, options or warrants if the Holder would be entitled to receive such rights, options or warrants upon conversion at any time of shares of the Series A Preferred Stock into Common Stock and (ii) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised) plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security would purchase at the Market Value as of the close of business on the day preceding the day on which the announcement by public notice of such issuance was made.
          (c) An adjustment made pursuant to Section 10(b) shall become effective immediately prior to the opening of business on the day following the record date for such issuance. If the shares of Common Stock are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants, been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities). In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account cash and the fair value of any consideration received for such rights, options or warrants (which means what a willing buyer would pay to a willing seller in an arm’s length transaction as determined by the Board of Directors whose determination shall be made in good faith and, absent manifest error, shall be final and binding upon the Holders).
          (d) If the Corporation distributes rights or warrants (other than those referred to above in Section 10(b)) pro rata to the holders of Common Stock, the Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants so long as (i) such rights or warrants have not expired or been redeemed by the Corporation, and (ii) the Holder of any shares of the Series A Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (x) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (y) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such shares of the Series A Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such shares of the Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.
          (e) In case the Corporation shall at any time or from time to time:
          (i) makes a pro rata distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash distributed upon a Business Combination to which Section 10(i) below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration paid or payable in respect of any tender offer or stock repurchase by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 10 has been made, in the aggregate exceeds 15% of the Corporation’s market capitalization (defined as the product of the Market Value for the period ending on the record date of such distribution times the number of shares of Common Stock outstanding on such record date) on the record date of such distribution;
          (ii) completes a tender or exchange offer or stock repurchase by the Corporation or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (A) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 10 has been made and (B) the aggregate amount of any such all-cash distributions referred to in Section 10(e)(i) to all holders of shares of Common Stock within the then-preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Corporation’s market capitalization (as defined in Section 10(c)(i)) on the expiration of such tender offer; or
          (iii) makes a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in Sections 10(a) or 10(b));

then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer or stock repurchase, as the case may be, by a fraction (x) the numerator of which shall be the Market Value for the period ending on the record date for the determination of stockholders entitled to receive such distribution, or, if such adjustment is made upon the completion of a tender or exchange offer or stock repurchase, on the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (which means what a willing buyer would pay to a willing seller in an arm’s length transaction as determined by the Board of Directors whose determination shall be made in good faith and, absent manifest error, shall be final and binding upon the Holders) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer or stock repurchase, applicable to one share of Common Stock (but such denominator shall not be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the Holder would otherwise be entitled to receive such rights upon conversion at any time of shares of the Series A Preferred Stock into shares of Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.
          (f) In the case the Corporation at any time or from time to time shall take any action affecting its Common Stock at a price per share less than the Conversion Price, other than an action described in any of Sections 10(a), 10(b), 10(d), 10(e) or 10(i), then the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Transfer Agent and the Holders along with the Officers’ Certificate described in Section 10(h)).
          (g) Notwithstanding anything herein to the contrary, no adjustment under this Section 10 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price.
          (h) Upon any increase or decrease in the Conversion Price pursuant to this Section 10, the Corporation promptly shall deliver to the Transfer Agent and each Holder an Officers’ Certificate describing in reasonable detail the event requiring the increase or decrease in the Conversion Price and the method of calculation thereof and specifying the increased or decreased Conversion Price in effect following such adjustment, and attaching and certifying the resolution of the Board of Directors pursuant to Section 10(f) (if applicable).
          (i) In the event of any reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), or in the event of any consolidation, merger or share exchange of the Corporation with or into another Person or any merger, consolidation or share exchange of another Person with or into the Corporation, other than a consolidation, merger or share exchange in which the

Corporation is the resulting or surviving Person and which does not result in any reclassification of the outstanding Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), or in the event of any sale, lease or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis), other than to one or more of the Corporation’s subsidiaries, (any of the foregoing, a “Business Combination”), each share of the Series A Preferred Stock thereafter remaining outstanding, if any, shall thereafter, without the consent of any Holder, become convertible at any time, at the option of the Holder thereof, or pursuant to and in accordance with the Corporation Conversion Option, only into the kind and amount of securities (of the Corporation or another issuer), cash and other property receivable upon such reclassification or Business Combination by a holder of the number of shares of Common Stock into which such share of the Series A Preferred Stock could have been converted immediately prior to such reclassification or Business Combination, after giving effect to any adjustment event. The provisions of this Section 10(i) and any equivalent thereof in any such securities similarly shall apply to successive reclassifications or Business Combinations. None of the provisions of this Section 10(i) shall affect the right of a Holder to convert the Holder’s shares of Series A Preferred Stock into Common Stock prior to the effective date of a reclassification or Business Combination. If this Section 10(i) applies to any event or occurrence, none of the other provisions of Section 10 hereof shall apply and, except as may otherwise be required by applicable law, Holders shall have no right to vote, including pursuant to Section 5 hereof, with respect to such reclassification or Business Combination.
          (j) For purposes of this Section 10, the number of shares of Common Stock at any time outstanding shall not include shares held in treasury of the Corporation.
          (k) Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Ratio are called for pursuant to this Section 10, such adjustments shall be made as may be necessary or appropriate to effect the intent of this Section 10 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.
     11. REDEMPTION.
          (a) At any time on or after the fifth anniversary of the Issue Date, the Corporation shall have the right to, at its option, but subject to any applicable approvals of the Federal Reserve, or any successor regulatory authority, to cause all or a portion of the outstanding shares of the Series A Preferred Stock to be redeemed, subject to the legal availability of funds therefor, at a price in cash equal to the Liquidation Preference per share (the date fixed for any such redemptions, the “Redemption Date”). In addition to this price of redemption for each share of Series A Preferred Stock, each Holder will be entitled to an amount in cash equal to any dividends declared and unpaid from the last preceding Dividend Payment Date, without interest (together, the “Redemption Price”).
          (b) The Corporation will furnish written notice of the redemption by issuing a press release for publication on a newswire service, in accordance with the federal securities laws or the rules of any stock exchange on which the Series A Preferred Stock or the Common Stock is then listed or traded, and in any case by first class mail to each Holder not less than 30 nor more than 60 days in advance of the Redemption Date (the “Redemption Notice”). In addition to any information required by applicable law or regulation, the press release, if any, and Redemption Notice shall state, as appropriate:
          (i) the Redemption Date;
          (ii) the total number of shares of the Series A Preferred Stock to be redeemed;
          (iii) that each outstanding share of the Series A Preferred Stock will be redeemed for cash in an amount equal to the Redemption Price;
          (iv) that dividends on the Series A Preferred Stock to be mandatorily redeemed will cease to be payable on the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price;
          (v) that the right of the Holders to voluntarily convert shares of the Series A Preferred Stock into Common Stock will terminate at the close of business on the Business Day preceding the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price; and
          (vi) that if any shares of the Series A Preferred Stock held by any Holder are represented by one or more physical certificates, such Holder must surrender to the Corporation or the Transfer Agent, in the manner and at the place or places designated, such physical certificate or certificates representing the shares of the Series A Preferred Stock to be receive the Redemption Price.
          (c) Each Holder of one or more physical certificates representing shares of the Series A Preferred Stock shall surrender such physical certificate or certificates to the Corporation or the Transfer Agent (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), in the manner and at the place or places designated in the Redemption Notice, and the full Redemption Price for such shares shall be payable in cash on the Redemption Date to the Holder, and each surrendered physical certificate shall be canceled and retired.
          (d) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata, or by lot, or in any other manner as the Board of Directors may determine. If a partial redemption of the Series A Preferred Stock would result in the delisting of the Series A Preferred Stock from any national securities exchange on which the shares of Series A Preferred Stock are then listed, the Corporation may only redeem the Series A Preferred Stock in whole.
          (e) On and after the Redemption Date, provided that the Redemption Price has been paid, dividends will no longer be payable on the shares of Series A Preferred Stock called for redemption. These shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as stockholders, except the right to receive the Redemption Price, without interest, upon surrender of the certificates evidencing the shares of Series A Preferred Stock to be redeemed.
     12. CONSOLIDATION, MERGER AND SALE OF ASSETS.

          (a) Subject to Section 10(i), the Corporation may enter into a Business Combination; provided, however, that:
          (i) (if not otherwise converted pursuant to Section 7, 8 or 10(i)) the shares of the Series A Preferred Stock will become shares of the survivor, successor, transferee or lessee, having in respect of such survivor, successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the shares of the Series A Preferred Stock had immediately prior to such transaction; and
          (ii) the Corporation delivers to the Transfer Agent an Officers’ Certificate and an Opinion of Counsel stating that such transaction complies with this Certificate of Designation.
          (b) Upon the consummation of a Business Combination as described in Section 12(a), the survivor or successor resulting therefrom or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation under the shares of the Series A Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the shares of the Series A Preferred Stock.
          (c) The above provisions of this Section 12 shall similarly apply to successive Business Combinations.
          (d) The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provision of this Section 12.
          (e) None of the provisions of this Section 12 shall affect the right of a Series A Preferred Stockholder to convert its shares of Series A Preferred Stock into Common Stock as provided in Section 7 prior to the effective date of a Business Combination.
          (f) If this Section 12 applies to any event or occurrence, Section 10 hereof shall not apply, except for Section 10(i).
     13. OTHER PROVISIONS.
          (a) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

          (b) The shares of the Series A Preferred Stock shall be issuable, convertible and redeemable in whole shares or in fractional shares.
          (c) The Liquidation Preference and the annual dividend rate set forth in Section 6(a) shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving shares of the Series A Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference or annual dividend rate, in effect following such adjustment.
          (d) Shares of the Series A Preferred Stock issued and reacquired shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.
          (e) All issued shares of Series A Preferred Stock shall be deemed outstanding except (i) from any redemption date as set forth in the Notice of Redemption, all shares of Series A Preferred Stock that have been called for redemption on that redemption date; (ii) from the date of surrender of certificates representing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock; and (iii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.
          (f) In case, at any time while any of the shares of the Series A Preferred Stock are outstanding:
          (i) The Corporation shall declare a dividend (or any other distribution) on its Common Stock or any Junior Stock; or
          (ii) The Corporation shall authorize the issuance to all holders of its shares of Common Stock or any Junior Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or
          (iii) There is any reclassification of the Common Stock of the Corporation or any Business Combination; or
          (iv) There is the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
then the Corporation shall cause to be mailed to the Transfer Agent, if any, for shares of the Series A Preferred Stock and the Transfer Agent shall cause to be mailed to the holders of record of the outstanding shares of the Series A Preferred Stock at their respective addresses as they appear on the books of the Corporation, at least ten (10) days before the date hereinafter specified (or the earlier of the dates herein specified, in the event that more than one date is specified), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, (ii) the date on which any such reclassification, Business Combination, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such reclassification, Business Combination, dissolution, liquidation or winding up or (iii) the date after which the Series A Preferred Stock may be converted into Common Stock at the option of the holder pursuant to Section 7(a) hereof.
          (g) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.
          (h) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.
          (i) The Holders as such are not entitled to any preemptive or preferential right to purchase or subscribe to any capital stock, obligations, warrants or other securities of the Corporation.
          (j) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Certificate.
(Signature page follows)

     IN WITNESS WHEREOF, Midwest Banc Holdings, Inc., has caused this Certificate of Designation to be signed by James J. Giancola, its President, and Daniel Kadolph, its Executive Vice President and Chief Financial Officer as of this 7th day of December, 2007.

MIDWEST BANC HOLDINGS, INC.
By:	/s/ James J. Giancola
James J. Giancola
President

By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Executive Vice President and Chief Financial Officer

S-1

Exhibit A
NOTICE OF CONVERSION
(To be executed by the registered holder in order to
convert shares of the Series A Preferred Stock)
     The undersigned hereby irrevocably elects to convert (the “Conversion”’) [          ] shares of                      Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), into shares of common stock, par value $0.01 per share (“Common Stock”), of Midwest Banc Holdings, Inc. (the “Corporation”) according to the conditions of the Certificate of Designation establishing the terms of the Series A Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith payment of all applicable taxes or evidence that such taxes have been paid. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each stock certificate representing shares of the Series A Preferred Stock to be convened is attached hereto (or evidence of loss, theft or destruction thereof) (1)
Date of Conversion

Number of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Signature

Name

Address (2)

Fax No

(1) The Corporation is not required to issue shares of Common Stock until the original certificates representing the shares of the Series A Preferred Stock (or evidence of loss, theft or destruction thereof and indemnity reasonably satisfactory to the Corporation and the Transfer Agent) to be converted are received by the Corporation or the Transfer Agent. The Corporation shall issue and deliver shares of Common Stock by hand or by delivery to an overnight courier

A-1

not later than three business days following receipt of the original stock certificates representing the shares of the Series A Preferred Stock to be converted.
(2) Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

A-2